Exhibit 99.1

Innovative Solutions & Support, Inc. Announces
Second Quarter Fiscal 2019 Financial Results

EXTON, Pa.—(May 8, 2019)—Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2019, ended March 31, 2019.

For the second quarter of fiscal 2019 the Company reported net sales of $4.2 million compared to net sales of $3.7 million in the second quarter a year ago. The Company reported net income of $202,000, or $0.01 per share, compared to a net loss of $1.3 million, or ($.08) per share, in the second quarter of fiscal 2018.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Revenues in the second quarter were up sequentially from the first quarter, reflecting steady improvement in both new orders and production activity.”

At March 31, 2019, the Company had $21.2 million of cash on hand, up nearly a million dollars sequentially over the past three months from $20.3 million at December 31, 2018.

New orders in the second quarter of fiscal 2019 were $5.3 million, and backlog as of March 31, 2019, was $5.4 million, also up sequentially from $4.3 million at December 31, 2018. Backlog excludes potential future sole-source production orders from the Pilatus PC-24 and the KC-46A programs both of which are currently in production. The Company expects both programs to remain in production for multiple years and that these contracts will add to production sales already in backlog.

Six Months Results

Total sales for the six months ended March 31, 2019, were $8.2 million compared to $6.8 million for the six months ended March 31, 2018. For the six months ended March 31, 2019, the company reported net income of $342,000, or $0.02 per share, a significant improvement from the net loss $2.2 million, or ($0.13) per share for the first half of fiscal 2018.

Conference Call

The Company will be hosting a conference call on Thursday, May 9, 2019, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2019	2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$21,241,196	$20,390,713
Accounts receivable	2,620,448	3,449,893
Inventories	4,570,812	4,280,108
Prepaid expenses and other current assets	561,791	544,234

Total current assets	28,994,247	28,664,948

Property and equipment, net	8,640,532	8,786,737
Other assets	165,547	181,993

Total assets	$37,800,326	$37,633,678

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$985,935	$1,529,792
Accrued expenses	1,459,089	1,463,021
Contract liability	525,899	356,801

Total current liabilities	2,970,923	3,349,614

Non-current deferred income taxes	129,627	129,594

Total liabilities	3,100,550	3,479,208

Commitments and contingencies (See Note 6)

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2019 and September 30, 2018	$—	$—

Common stock, $.001 par value: 75,000,000 shares authorized, 19,005,487 and 18,937,050 issued at March 31, 2019 and September 30, 2018, respectively	19,006	18,937

Additional paid-in capital	51,987,096	51,783,779
Retained earnings	4,062,211	3,720,291
Treasury stock, at cost, 2,096,451 shares at March 31, 2019 and September 30, 2018	(21,368,537)	(21,368,537)

Total shareholders’ equity	34,699,776	34,154,470

Total liabilities and shareholders’ equity	$37,800,326	$37,633,678

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2019	2018	2019	2018

Net Sales	4,203,127	3,727,204	8,180,777	6,815,188

Cost of sales	1,856,921	2,082,347	3,668,768	3,675,616

Gross profit	2,346,206	1,644,857	4,512,009	3,139,572

Operating expenses:
Research and development	648,482	1,031,622	1,244,854	1,955,343
Selling, general and administrative	1,524,657	1,756,746	2,998,073	3,379,301
Total operating expenses	2,173,139	2,788,368	4,242,927	5,334,644

Operating (loss) income	173,067	(1,143,511)	269,082	(2,195,072)

Interest income	26,480	11,681	48,032	21,305
Other income	10,746	15,664	32,600	37,096
(Loss) income before income taxes	210,293	(1,116,166)	349,714	(2,136,671)

Income tax expense	7,794	200,705	7,794	61,819

Net (loss) income	$202,499	$(1,316,871)	$341,920	$(2,198,490)

Net loss per common share:
Basic	$0.01	$(0.08)	$0.02	$(0.13)
Diluted	$0.01	$(0.08)	$0.02	$(0.13)

Weighted average shares outstanding:
Basic	16,860,568	16,800,244	16,850,584	16,791,687
Diluted	16,875,720	16,800,244	16,858,160	16,791,687